UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fellows, DeWayne J
   Hamilton Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   06/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Controller
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |06/08/|M   | |5,000             |A  |$72.50     |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/08/|S   | |5,000             |D  |$72.50     |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|J(2)| |12,500            |A  |$70.1191   |---                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|D(3)|V|27,492            |D  |$70.1191   |-0-                |D     |---                        |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/10/|D(4)|V|3,320             |D  |$70.1191   |-0-                |I     |Owned by Spouse            |
                           |99    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Nonqualified |$22.375 |06/08|M   | |3,000      |D  |     |     |Common Stock|3,000  |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |$38.9375|06/08|M   | |2,000      |D  |     |     |Common Stock|2,000  |       |---         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Nonqualified |(1)     |06/10|D(1)|V|30,000     |D  |(1)  |(1)  |Common Stock|30,000 |(1)    |-0-         |D  |---         |
Stock Option (Right to|        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhohl|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ding Righ             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Restricted Stock Units|n/a     |06/10|J(2)| |12,500     |D  |     |     |Common Stock|12,500 |       |-0-         |D  |---         |
                      |        |/99  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)In connection with the merger with UTC, 30,000 nonvested Sundstrand stock options held by the Reporting Person were vested and converted to 33,191 UTC stock options. Of the 33,191 UTC options held by the Reporting Person following the conversion to UTC options, all of which were exercisable as of June 10, 1999, 3,319 were at an exercise price of $20.22 with an expiration date of November 15, 2004, 6,638 were at an exercise price of $35.19 with an expiration date of November 19, 2006, 11,064 were at an exercise price of $46.38 with an expiration date of November 18, 2007, and 12,170 were at an exercise price of $45.73 with an expiration date of December 8, 2008.
(2)In connection with the merger with UTC, 12,500 restricted stock units held by the Reporting Person were released. The released units were exchanged for 12,500 shares of Sundstrand common stock which in turn were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 6,975 UTC shares being issued to the Reporting Person.
(See Note 3 below.)
(3)In connection with the merger with UTC, the 27,492 shares of Sundstrand common stock held by the Reporting Person were exchanged for the merger consideration of cash and UTC stock on June 10, 1999, with 15,340 UTC shares being issued to the Reporting Person. Of the 15,340 UTC shares issued, 6,975 were related to the release of restricted stock units (see Note 2 above).
(4)In connection with the merger with UTC, the 3,320 shares of Sundstrand common stock held by the Reporting Person's spouse were converted to the merger consideration of cash and UTC stock on June 10, 1999.